9

EMPLOYMENT AGREEMENT

           THIS AGREEMENT is made as of the 24th day of January, 2012, by and between Acorn Energy, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) and Heather Mallard (the “Executive”).

BACKGROUND:

The Company desires to employ the Executive as the General Counsel, Vice President and Secretary of the Company commencing as of February 1, 2012 (the “Effective Date”) on the terms and conditions set forth below and Executive desires to accept such employment subject to such terms and conditions.

AGREEMENT:

           In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.        Period of Employment.  This Agreement and the parties' employment relationship shall have no fixed period.  The employment relationship is an “at will” relationship, which means that this Agreement and the Executive's employment with the Company may be terminated by the Company or by the Executive, by written notice of one to the other at any time for any reason, or for no reason whatsoever, without any obligations owing to the Executive other than as provided in Section 4.

2.        Duties.

           2.1           Positions.  The Executive shall be employed as the General Counsel, Vice President and Secretary of the Company and shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of the Company's business (including the businesses of the Company's subsidiaries and equity affiliates) by the Company's Chief Executive Officer or Board of Directors or its designee. The duties and responsibilities of the Executive shall be commensurate with similar positions at other publicly-traded companies. The Executive shall report directly to the Chief Executive Officer.

           2.2           Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a)           subject to Section 2.3, devote substantially all of the Executive's time, energy and skill during regular business hours to the performance of the duties of the Executive's employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by Chief Executive Officer and the Board of Directors; and

(c)           timely prepare and forward to the Chief Executive Officer and the Board of Directors all agreements, analyses, reports and other documents as may be requested of the Executive.

   2.3         Permitted Activities. The Executive shall devote substantially all of the Executive's entire business time, attention and energies to the business of the Company and shall not during her employment hereunder be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive's obligations to the Company, this shall not be construed as preventing the Executive from:

(a)           investing the Executive's personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive's participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in his owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge her duties hereunder; provided further, that the Chief Executive Officer or the Board of Directors may direct the Executive in writing to resign from any such organization and/or cease such activities should the Chief Executive Officer or the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Company.

3.        Compensation.  The Company shall pay the Executive the following during her period of employment, except as otherwise provided below:

           3.1           Annual Base Salary.  The Executive shall be compensated at an annual base rate of Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) (the “Annual Base Salary”).  The Executive's Annual Base Salary shall be payable in accordance with the Company's normal payroll practices.

           3.2           Annual Incentive Compensation. The Executive shall be eligible to receive an annual target bonus equal to 30% of the Executive's Annual Base Salary based upon criteria including personal, corporate and discretionary goals established by the Board of Directors upon recommendations from the Chief Executive Officer after consultation between the Chief Executive Officer and the Executive.

3.3           Equity Compensation.  As of the Effective Date, the Executive will be awarded options to acquire 50,000 shares of the Company's Common Stock under the Company's Amended and Restated 2006 Stock Incentive Plan with an exercise price equal to the fair market value of the Company's Common Stock at the close of business on the trading day prior to the Effective Date. In addition, the Executive shall be granted options to acquire 10,000 shares of the Company's Common Stock on each anniversary of the Effective Date. The exercise prices of the options granted on such anniversaries of the Effective Date shall be equal to the fair market value of the Company's Common Stock on the close of business on the trading day prior to each anniversary of the Effective Date. All options granted hereunder shall vest over the initial three year period after their respective grant dates, shall be conditioned upon Executive's employment with the Company and to the extent possible shall be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event of a Change of Control (as defined in Section 17 hereof) of the Company, all of the Executive's options granted hereunder shall immediately vest and be exercisable.

3.4          Relocation Expenses.       The Company shall reimburse the Executive for reasonable documented expenses, including temporary housing, moving and storage of household items and home transition costs, incurred by the Executive during the 2012 calendar year in relocating to the metropolitan Wilmington, Delaware area in an amount not to exceed Twenty Thousand and No/Dollars ($20,000.00). If the Executive voluntary terminates her employment with the Company or if her employment is terminated for Cause (as hereinafter defined in Section 17 hereof), the Executive shall repay to the Company all such relocation expenses within sixty (60) days of her termination of employment.

           3.5           Business and Professional Education Expenses; Memberships.  Subject to the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense was incurred, the Company specifically agrees to reimburse the Executive for reasonable and necessary continuing bar and legal association dues, legal education expenses and associated travel, legal malpractice insurance premiums and Association of Corporate Counsel membership dues.

3.6        Paid Vacation.  The Executive shall be entitled to no less than twenty (20) days of paid leave, with vacation days earned on an accrual basis from the Effective Date in accordance with the Company's policy applicable to senior officers.  Paid leave shall does not accrue and carry over from year to year.

3.7          Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees, including health insurance for the Executive and her eligible dependents.  All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, the Company's standard policies and practices relating to such benefit.

3.8          Withholding.  The Company shall deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

4.        Termination of Employment.

           4.1           Continuing Obligations. Upon termination of this Agreement for any reason, including voluntary resignation, the Executive shall:

(a)    be entitled to the compensation set forth in Section 3.1 hereof, prorated to the effective date of such termination.

(b)    remain subject to the provisions of the Confidentiality, Non-Competition and Invention Assignment Agreement, in the form attached hereto as Exhibit A, signed concurrently herewith.

(c)    be entitled to receive a termination payment for any accrued, unused vacation.

(d)    not be entitled to severance, unless as provided in Section 4.2.

4.2           Severance Obligations.    If the Company terminates the employment of Executive without Cause or for Disability (as hereinafter defined in Section 17 hereof) or if the Executive terminates her employment hereunder for Good Reason (as hereinafter defined in Section 17 hereof), the Company will, in addition to the provisions of Section 4.1, and in exchange for Employee's execution of a full and complete release of all claims as described herein:

(a)    pay the Executive three months of her Annual Base Salary if the termination occurs before the first anniversary of the Effective Date or pay the Executive six months of her Annual Base Salary if the termination occurs after the first anniversary of the Effective Date. Such payments shall be made bi-weekly in accordance with the Company's normal payroll procedures with normal payroll deductions.

(b)    reimburse the Executive for the Executive's COBRA coverage for three months if the termination occurs before the first anniversary of the Effective Date or reimburse the Executive for the Executive's COBRA coverage for six months if the termination occurs after the first anniversary of the Effective Date.

The Executive will be eligible for no other severance compensation, benefits, other than that which is provided for in this Section 4.2 when her employment hereunder is terminated. A condition precedent to the Company's obligation to fulfill the severance terms in this Section 6.2 shall be the Executive's execution of a full and complete release of all claims against the Company, its Board of Directors, officers, agents, and affiliates in reasonable form as provided by the Company. Nothing in this severance provision supersedes or in any way alters the at-will provisions of Section 1 above

5.      Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

6.      No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Company whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

7.      Notice.  All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Company at:

4 W. Rockland Road
P.O. Box 9
Montchanin, Delaware 19710

If to the Executive at:

PO Box 20754

Raleigh, NC 27619

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, courier charges prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days' written notice of the new address in the manner set forth above.

8.      Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Company.  If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Company shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Company” hereunder, but the Executive will not be deemed to have experienced a termination of employment by virtue of such assignment.  The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.      Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

10.      Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Delaware.  The parties agree that any appropriate state court or federal court located in Wilmington, Delaware shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

11.      Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

12.      Entire Agreement.  This Agreement and the Confidentiality, Non-Competition and Invention Assignment Agreement embody the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Company or the Executive unless made in writing and signed by the parties hereto.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated, including, but not limited to, the Offer Letter between the parties dated January 2, 2012.

13.      Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

14.      Survival.  The obligations of the parties pursuant to Sections 10 and 24, as applicable, shall survive the Executive's termination of employment hereunder for the period designated under each of those respective sections.

15.      Representation Regarding Restrictive Covenants.  The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Company contemplated by this Agreement on or after the Effective Date.  In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Company shall have no obligations to the Executive under this Agreement.

16.      Section 409A.  It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code, to the maximum extent permitted under Section 409A of the Code. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Company shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party.  For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code.

17.      Definitions.       Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)       “Cause” shall mean (i) any act of personal dishonesty taken by the Executive in connection with her responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) the conviction of or plea of nolo contendere or guilty to a felony, (iii) a willful act by the Executive that constitutes gross misconduct and that is injurious to the Company, (iv) for a period of not less than thirty (30) days following delivery to the Executive of a written demand for performance from the Company that describes the basis for the Company's belief that the Executive has not substantially performed her duties, a continued violation by the Executive of the Executive's obligations to the Company that are demonstrably willful and deliberate on the Executive's part or (v) the Executive's breach of this Agreement or any covenant contained in this Agreement or the Confidential Information and Invention Assignment Agreement or any covenant contained therein. Any dismissal for cause must be approved by the Chief Executive Officer or the Company's Board of Directors prior to the dismissal date.

(b)    “Change of Control” means the occurrence of any of the following events:
(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d‑3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

(ii)    A change in the composition of the Company's Board of Directors occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Company's Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company's Board of Directors);
(iii)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entities' parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entities' parent outstanding immediately after such merger or consolidation; or
(iv)    The consummation of the sale or disposition by the Company of all or seventy-five percent (75%) or more of its assets.

(c) “Disability” shall mean that the Executive has been unable to perform her duties hereunder as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of her duties hereunder before the termination of her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d)       “Good Reason” shall mean (i) without the Executive's express written consent, the significant reduction of the Executive's duties, authority or responsibilities, relative to the Executive's duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the Executive of such reduced duties, authority or responsibilities; provided, however, that so long as the Executive remains the Vice President, General Counsel and Secretary of the Company with the duties, authority and responsibilities that are commensurate with such positions, then Executive shall have no grounds for termination with Good Reason; provided, further, that if the Executive reports to someone other than the Company's Chief Executive Officer, that shall not in and of itself constitute grounds for termination with Good Reason; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction in the base salary or target bonus of the Executive as in effect immediately prior to such reduction; (iv) a material reduction in the kind or level of employee benefits to which the Executive was entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; or (v) the relocation of the Executive to a facility or a location more than 50 miles from Wilmington, Delaware or the Executive's then present location, without the Executive's express written consent. However, with respect to any of the foregoing, termination with Good Reason shall not be deemed to have occurred unless the Executive provides written notice to the Company describing the nature of the event that she believes forms the basis for termination with Good Reason and the Company does not cure such event within ten (10) days following receipt of such notice.

      IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first shown above.

ACORN ENERGY, INC.

By:___________________
John A. Moore

_______________________
Heather K. Mallard